Exhibit 99.1
Starbucks Reports Q1 Fiscal 2020 Results
Q1 Comparable Store Sales Up 5% Globally, Led by 6% Comp Growth in the U.S. and 3% Comp Growth in China
Global Net Store Growth of 6% Versus Prior Year, Led by 16% Net Store Growth in China
GAAP EPS of $0.74; Non-GAAP EPS of $0.79
Active Starbucks® Rewards Membership in the U.S. Up 16% Year-Over-Year to 18.9 Million

SEATTLE; January 28, 2020 – Starbucks Corporation (NASDAQ: SBUX) today reported financial results for its 13-week fiscal first quarter ended December 29, 2019. GAAP results in fiscal 2020 and fiscal 2019 include items which are excluded from non-GAAP results. Please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release for more information.

“Building on solid business momentum from fiscal 2019, Starbucks performed very well throughout the first quarter, including one of the strongest holiday seasons in the history of our company. As a result, we are off to a strong start in fiscal 2020,” said Kevin Johnson, president and ceo. “Our growth was fueled by a healthy balance of comparable sales growth and new store development, as well as continued expansion of our Global Coffee Alliance with Nestlé. Investments in our partners, beverage innovation and digital customer relationships contributed not only to strong topline growth, but also significant margin expansion in the quarter.”

“Our partners are the center of creating a special Starbucks Experience for each and every customer we serve, and I am very grateful for their extraordinary efforts through this holiday quarter. As we begin our fiscal second quarter, I want to acknowledge the dynamic situation our partners in China are navigating as health officials respond to the coronavirus. As events unfold, we will be transparent with all stakeholders in communicating how we are responding to these extraordinary circumstances and the implications for our near-term business results. We remain optimistic and committed to the long-term opportunity in China, building on our brand heritage and 20-year legacy of profitable growth,” concluded Johnson.

Q1 Fiscal 2020 Highlights
•Global comparable store sales up 5%, driven by a 3% increase in average ticket and a 2% increase in comparable transactions
◦Americas comparable store sales up 6%, driven by a 3% increase in average ticket and a 2% increase in comparable transactions; U.S. comparable store sales up 6%, with comparable transactions up 3%
◦International comparable store sales up 1%, driven by a 2% increase in average ticket and a 1% decrease in comparable transactions; China comparable store sales up 3%, with comparable transactions up 1%
•The company opened 539 net new stores in Q1, yielding 31,795 stores at the end of the quarter, a 6% increase over the prior year
•Consolidated net revenues of $7.1 billion grew 7% over the prior year
◦Consolidated net revenues grew 9% over the prior year adjusted for unfavorable impacts of approximately 2% from Streamline-driven activities
◦Streamline-driven activities primarily included the conversion of certain international retail operations from company-operated to licensed models
•GAAP operating margin expanded 190 basis points year-over-year to 17.2%, primarily due to sales leverage, supply chain efficiencies and lower restructuring and impairment charges, partially offset by growth in wages and benefits, as well as investments in store labor hours
◦Non-GAAP operating margin of 18.2% expanded 80 basis points compared to the prior year
•GAAP Earnings Per Share of $0.74, up 21% over the prior year
◦Non-GAAP EPS of $0.79, up 5% over the prior year. Excluding an 11% headwind from income tax rate favorability related to fiscal year 2019, non-GAAP EPS increased 16%
•The company returned $1.6 billion to shareholders through a combination of share repurchases and dividends
•Starbucks® Rewards loyalty program grew to 18.9 million active members in the U.S., up 16% year-over-year
•The company adopted the new lease accounting guidance and recognized right-of-use assets of $8.4 billion with corresponding lease obligations of $9.0 billion. Adoption of the new guidance did not have a material impact on our consolidated statement of earnings

Q1 Americas Segment Results

	Quarter Ended		Change (%)
($ in millions)	Dec 29, 2019	Dec 30, 2018
Comparable Store Sales Growth (1)	6%	4%
Change in Transactions	2%	0%
Change in Ticket	3%	4%
Store Count	18,203	17,653	3%
Revenues	$5,010.9	$4,612.5	9%
Operating Income	$1,098.8	$968.7	13%
Operating Margin	21.9%	21.0%	90 bps
(1) Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude the effect of fluctuations in foreign currency exchange rates and Siren Retail stores.

Net revenues for the Americas segment grew 9% over Q1 FY19 to $5.0 billion in Q1 FY20, primarily driven by 6% growth in comparable store sales and 550 net new store openings, or 3% store growth, over the past 12 months.

Operating income grew 13% to $1.1 billion in Q1 FY20, up from $1.0 billion in Q1 FY19. Operating margin of 21.9% expanded 90 basis points, primarily due to sales leverage, supply chain efficiencies and lower restructuring and impairment charges, partially offset by growth in wages and benefits, as well as investments in store labor hours and higher occupancy costs.

Q1 International Segment Results

	Quarter Ended		Change (%)
($ in millions)	Dec 29, 2019	Dec 30, 2018
Comparable Store Sales Growth (1)	1%	2%
Change in Transactions	(1)%	1%
Change in Ticket	2%	1%
Store Count	13,592	12,212	11%
Revenues	$1,571.1	$1,504.0	4%
Operating Income	$275.9	$230.0	20%
Operating Margin	17.6%	15.3%	230 bps
(1) Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude the effect of fluctuations in foreign currency exchange rates and Siren Retail stores.

Net revenues for the International segment grew 4% over Q1 FY19 to $1.6 billion in Q1 FY20, primarily driven by 1,380 net new store openings, or 11% store growth, over the past 12 months and 1% growth in comparable store sales, partially offset by a 5% revenue-dilutive impact of converting certain retail businesses to fully licensed markets.

Q1 FY20 operating income of $275.9 million grew 20% over Q1 FY19 operating income of $230.0 million. Operating margin expanded 230 basis points to 17.6%, primarily due to sales leverage, supply chain efficiencies, the impact of the conversions of certain retail businesses to fully licensed markets and lower restructuring and impairment charges, partially offset by product mix shift and strategic investments.

Q1 Channel Development Segment Results

	Quarter Ended		Change (%)
($ in millions)	Dec 29, 2019	Dec 30, 2018
Revenues	$494.6	$504.6	(2)%
Operating Income	$175.5	$175.8	—%
Operating Margin	35.5%	34.8%	70 bps

Net revenues for the Channel Development segment declined 2% from Q1 FY19 to $494.6 million in Q1 FY20, primarily due to lapping prior year product sales to Unilever as a result of the sale and transition of the Tazo brand, partially offset by expansion of the Global Coffee Alliance.

Operating income of $175.5 million in Q1 FY20 was flat compared to Q1 FY19. Operating margin expanded 70 basis points to 35.5%, primarily due to the lapping of prior year Nestlé transaction costs, distribution efficiencies and favorable business mix shift, partially offset by incremental costs to develop and grow the Global Coffee Alliance.

Fiscal 2020 Guidance
The company's fiscal year 2020 guidance is unchanged from what was provided in conjunction with its Q4 fiscal 2019 earnings report, which excludes any impact of the coronavirus.

Currently, we have closed more than half of our stores in China and continue to monitor and modify the operating hours of all of our stores in the market in response to the outbreak of the coronavirus. This is expected to be temporary. Given the dynamic nature of these circumstances, the duration of business disruption, reduced customer traffic and related financial impact cannot be reasonably estimated at this time but are expected to materially affect our International segment and consolidated results for the second quarter and full year of fiscal 2020. The company will update its guidance for fiscal 2020 when we can reasonably estimate the impact of the coronavirus.

Company Updates
1.In October, Starbucks announced a $10 million investment in four established Community Development Financial Institutions to drive economic opportunities in Chicago. The investment is expected to finance more than 500 small business loans focused on supporting entrepreneurs in Chicago's underserved communities.

2.In November, Starbucks opened its first-ever Starbucks® Pickup store in New York City's Penn Plaza. This unique location is designed for customers on-the-go and uses Starbucks Mobile Order & Pay as the primary ordering and payment method.

3.In November, Starbucks announced a new flexible benefits program for its partners in China known as Flex Star Benefits. The program empowers partners to make individual benefits selections based on what they need from a variety of options designed to help partners enrich themselves, provide better care for loved ones, or make a positive difference to their communities.

4.In November, Starbucks announced that it will eliminate single-use plastic straws from nearly 1,500 stores across Japan starting in January 2020. The change will introduce new paper straws made of responsibly-sourced paper certified by the Forest Stewardship Council® and will eliminate an estimated 200 million single-use plastic straws annually from Starbucks stores in Japan.

5.The company repurchased 13.0 million shares of common stock in Q1 fiscal 2020; approximately 16.2 million shares remain available for purchase under the current authorization.

6.The Board of Directors declared a cash dividend of $0.41 per share, payable on February 21, 2020, to shareholders of record as of February 6, 2020.

Conference Call
Starbucks will hold a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Kevin Johnson, president and ceo, and Patrick Grismer, cfo. The call will be webcast and can be accessed at http://investor.starbucks.com. A replay of the webcast will be available until end of day Thursday, February 27, 2020.

About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with more than 31,000 stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at stories.starbucks.com or www.starbucks.com.

Forward-Looking Statements
Certain statements contained herein are “forward-looking” statements within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements relating to: certain company initiatives, strategies and plans, as well as trends in or expectations regarding our diversified business model; the strength, resilience, momentum and potential of our business, operations and brand; the impacts, benefits, goals and expectations of our Streamline-driven initiatives and long-term investments; the execution and anticipated impact of our “Growth at Scale” agenda, with a focus on our two lead growth markets of the U.S. and China; expanding the global reach of the Starbucks brand through our Global Coffee Alliance with Nestlé; increasing shareholder returns; our commitment to the long-term opportunity in China, building on our brand heritage and legacy of profitable growth; the estimated impact of the changes in U.S. tax law; outlook, guidance and projections for revenues, earnings per share, operating income, operating margins, comparable store sales, net new stores, capital expenditures, interest expense, G&A expenses, tax rates, fiscal 2020 guidance and long-term G&A expense guidance. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors, including, but not limited to: fluctuations in U.S. and international economies and currencies; our ability to preserve, grow and leverage our brands; the ability of our business partners and third-party providers to fulfill their responsibilities and commitments; potential negative effects of incidents involving food or beverage-borne illnesses, tampering, adulteration, contamination or mislabeling; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; costs associated with, and the successful execution of, the company’s initiatives and plans, including the integration of the East China business and the successful expansion of our Global Coffee Alliance with Nestlé; our ability to obtain financing on acceptable terms; the acceptance of the company’s products by our customers and evolving consumer preferences and tastes; changes in the availability and cost of labor; the impact of competition; inherent risks of operating a global business; the prices and availability of coffee, dairy and other raw materials; the effect of legal proceedings; the disruption to our business related to the coronavirus; the effects of changes in tax laws and related guidance and regulations that may be implemented and other risks detailed in the company filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 29, 2019. The company assumes no obligation to update any of these forward-looking statements.

Non-GAAP Financial Measures
Certain non-GAAP measures included in our press release were not reconciled to the comparable GAAP financial measures because the GAAP measures are not accessible on a forward-looking basis. The company is unable to reconcile these forward-looking non-GAAP financial measures to the most directly comparable GAAP measures without unreasonable efforts because the company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP measures for these periods but would not impact the non-GAAP measures. Such items may include acquisitions, divestitures, restructuring and other items. The unavailable information could have a significant impact on the company’s GAAP financial results.

Contacts:

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Durga Doraisamy	Reggie Borges
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended			Quarter Ended
	Dec 29, 2019	Dec 30, 2018	% Change	Dec 29, 2019	Dec 30, 2018
				As a % of total net revenues
Net revenues:
Company-operated stores	$5,780.7	$5,370.3	7.6%	81.5%	81.0%
Licensed stores	792.0	737.1	7.4	11.2	11.1
Other	524.4	525.3	(0.2)	7.4	7.9
Total net revenues	7,097.1	6,632.7	7.0	100.0	100.0
Cost of sales	2,236.4	2,175.8	2.8	31.5	32.8
Store operating expenses	2,821.5	2,586.8	9.1	39.8	39.0
Other operating expenses	101.8	97.6	4.3	1.4	1.5
Depreciation and amortization expenses	351.0	333.4	5.3	4.9	5.0
General and administrative expenses	434.2	448.0	(3.1)	6.1	6.8
Restructuring and impairments	6.3	43.2	(85.4)	0.1	0.7
Total operating expenses	5,951.2	5,684.8	4.7	83.9	85.7
Income from equity investees	73.9	67.8	9.0	1.0	1.0
Operating income	1,219.8	1,015.7	20.1	17.2	15.3
Interest income and other, net	15.9	24.8	(35.9)	0.2	0.4
Interest expense	(91.9)	(75.0)	22.5	(1.3)	(1.1)
Earnings before income taxes	1,143.8	965.5	18.5	16.1	14.6
Income tax expense	258.5	205.1	26.0	3.6	3.1
Net earnings including noncontrolling interests	885.3	760.4	16.4	12.5	11.5
Net earnings/(loss) attributable to noncontrolling interests	(0.4)	(0.2)	nm	—	—
Net earnings attributable to Starbucks	$885.7	$760.6	16.4	12.5%	11.5%
Net earnings per common share - diluted	$0.74	$0.61	21.3%
Weighted avg. shares outstanding - diluted	1,191.0	1,253.4
Cash dividends declared per share	$0.41	$0.36
Supplemental Ratios:
Store operating expenses as a % of company-operated store revenues				48.8%	48.2%
Effective tax rate including noncontrolling interests				22.6%	21.2%

Segment Results (in millions)

Americas

	Dec 29, 2019	Dec 30, 2018	% Change	Dec 29, 2019	Dec 30, 2018
Quarter Ended				As a % of Americas total net revenues
Net revenues:
Company-operated stores	$4,471.0	$4,092.2	9.3%	89.2%	88.7%
Licensed stores	537.3	514.6	4.4	10.7	11.2
Other	2.6	5.7	(54.4)	0.1	0.1
Total net revenues	5,010.9	4,612.5	8.6	100.0	100.0
Cost of sales	1,388.4	1,351.3	2.7	27.7	29.3
Store operating expenses	2,214.4	1,983.1	11.7	44.2	43.0
Other operating expenses	42.5	44.5	(4.5)	0.8	1.0
Depreciation and amortization expenses	189.2	166.9	13.4	3.8	3.6
General and administrative expenses	72.4	75.1	(3.6)	1.4	1.6
Restructuring and impairments	5.2	22.9	(77.3)	0.1	0.5
Total operating expenses	3,912.1	3,643.8	7.4	78.1	79.0
Operating income	$1,098.8	$968.7	13.4%	21.9%	21.0%
Supplemental Ratio:
Store operating expenses as a % of company-operated store revenues				49.5%	48.5%

International

	Dec 29, 2019	Dec 30, 2018	% Change	Dec 29, 2019	Dec 30, 2018
Quarter Ended				As a % of International total net revenues
Net revenues:
Company-operated stores	$1,309.7	$1,278.1	2.5%	83.4%	85.0%
Licensed stores	254.7	222.5	14.5	16.2	14.8
Other	6.7	3.4	97.1	0.4	0.2
Total net revenues	1,571.1	1,504.0	4.5	100.0	100.0
Cost of sales	488.5	462.7	5.6	31.1	30.8
Store operating expenses	607.1	603.7	0.6	38.6	40.1
Other operating expenses	35.9	31.3	14.7	2.3	2.1
Depreciation and amortization expenses	126.6	127.0	(0.3)	8.1	8.4
General and administrative expenses	67.2	69.3	(3.0)	4.3	4.6
Restructuring and impairments	0.8	6.4	(87.5)	0.1	0.4
Total operating expenses	1,326.1	1,300.4	2.0	84.4	86.5
Income from equity investees	30.9	26.4	17.0	2.0	1.8
Operating income	$275.9	$230.0	20.0%	17.6%	15.3%
Supplemental Ratio:
Store operating expenses as a % of company-operated store revenues				46.4%	47.2%

Channel Development

	Dec 29, 2019	Dec 30, 2018	% Change	Dec 29, 2019	Dec 30, 2018
Quarter Ended				As a % of Channel Development net revenues
Net revenues	$494.6	$504.6	(2.0)%
Cost of sales	338.8	348.4	(2.8)	68.5%	69.0%
Other operating expenses	20.6	18.6	10.8	4.2	3.7
Depreciation and amortization expenses	0.3	—	nm	0.1	—
General and administrative expenses	2.4	3.2	(25.0)	0.5	0.6
Total operating expenses	362.1	370.2	(2.2)	73.2	73.4
Income from equity investees	43.0	41.4	3.9	8.7	8.2
Operating income	$175.5	$175.8	(0.2)%	35.5%	34.8%

Corporate and Other

	Dec 29, 2019	Dec 30, 2018	% Change
Quarter Ended
Net revenues	$20.5	$11.6	76.7%
Cost of sales	20.7	13.4	54.5
Other operating expenses	2.8	3.2	(12.5)
Depreciation and amortization expenses	34.9	39.5	(11.6)
General and administrative expenses	292.2	300.4	(2.7)
Restructuring and impairments	0.3	13.9	nm
Total operating expenses	350.9	370.4	(5.3)
Operating loss	$(330.4)	$(358.8)	(7.9)%
Corporate and Other primarily consists of our unallocated corporate operating expenses and Evolution Fresh.

STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited, in millions, except per share data)

	Dec 29, 2019	Sep 29, 2019
ASSETS
Current assets:
Cash and cash equivalents	$3,040.5	$2,686.6
Short-term investments	68.4	70.5
Accounts receivable, net	908.1	879.2
Inventories	1,408.7	1,529.4
Prepaid expenses and other current assets	474.0	488.2
Total current assets	5,899.7	5,653.9
Long-term investments	199.8	220.0
Equity investments	411.3	396.0
Property, plant and equipment, net	6,390.9	6,431.7
Operating lease, right-of-use asset	8,358.5	—
Deferred income taxes, net	1,731.4	1,765.8
Other long-term assets	484.7	479.6
Other intangible assets	739.1	781.8
Goodwill	3,515.9	3,490.8
TOTAL ASSETS	$27,731.3	$19,219.6
LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$1,085.6	$1,189.7
Accrued liabilities	1,637.8	1,753.7
Accrued payroll and benefits	578.5	664.6
Income taxes payable	1,414.0	1,291.7
Current portion of operating lease liability	1,268.9	—
Store value card liability and current portion of deferred revenue	1,694.1	1,269.0
Short-term debt	497.9	—
Current portion of long-term debt	498.7	—
Total current liabilities	8,675.5	6,168.7
Long-term debt	10,653.2	11,167.0
Operating lease liability	7,711.7	—
Deferred revenue	6,748.8	6,744.4
Other long-term liabilities	701.2	1,370.5
Total liabilities	34,490.4	25,450.6
Shareholders’ equity/(deficit):
Common stock ($0.001 par value) — authorized, 2,400.0 shares; issued and outstanding, 1,174.5 and 1,184.6 shares, respectively	1.2	1.2
Additional paid-in capital	41.1	41.1
Retained earnings/(deficit)	(6,414.8)	(5,771.2)
Accumulated other comprehensive loss	(387.4)	(503.3)
Total shareholders’ equity/(deficit)	(6,759.9)	(6,232.2)
Noncontrolling interests	0.8	1.2
Total equity/(deficit)	(6,759.1)	(6,231.0)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)	$27,731.3	$19,219.6

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

Quarter Ended	Dec 29, 2019	Dec 30, 2018
OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$885.3	$760.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	369.2	350.8
Deferred income taxes, net	10.4	(354.6)
Income earned from equity method investees	(62.9)	(55.0)
Distributions received from equity method investees	64.3	63.7
Stock-based compensation	90.3	97.3
Non-cash lease costs	294.9	—
Other	5.1	6.1
Cash provided by changes in operating assets and liabilities:
Accounts receivable	(22.9)	(28.8)
Inventories	122.8	44.8
Prepaid expenses and other current assets	(28.5)	847.3
Income taxes payable	125.1	489.3
Accounts payable	(110.3)	(21.3)
Deferred revenue	426.7	362.7
Operating lease liability	(301.6)	—
Other operating assets and liabilities	(31.8)	(183.7)
Net cash provided by operating activities	1,836.1	2,379.0
INVESTING ACTIVITIES:
Purchases of investments	(38.0)	(108.7)
Sales of investments	64.6	32.1
Maturities and calls of investments	1.3	14.2
Additions to property, plant and equipment	(394.3)	(431.4)
Other	(19.9)	(16.6)
Net cash used in investing activities	(386.3)	(510.4)
FINANCING ACTIVITIES:
Net proceeds from issuance of commercial paper	398.9	—
Proceeds from issuance of commercial paper (maturities longer than 90 days)	99.0	—
Repayments of long-term debt	—	(350.0)
Proceeds from issuance of common stock	33.1	108.4
Cash dividends paid	(484.2)	(446.7)
Repurchase of common stock	(1,091.4)	(5,114.7)
Minimum tax withholdings on share-based awards	(78.4)	(55.3)
Other	—	(0.3)
Net cash used by financing activities	(1,123.0)	(5,858.6)
Effect of exchange rate changes on cash and cash equivalents	27.1	(4.7)
Net increase/(decrease) in cash and cash equivalents	353.9	(3,994.7)
CASH AND CASH EQUIVALENTS:
Beginning of period	2,686.6	8,756.3
End of period	$3,040.5	$4,761.6

Supplemental Information

The following supplemental information is provided for historical and comparative purposes.

U.S. Supplemental Data

	Quarter Ended
($ in millions)	Dec 29, 2019	Dec 30, 2018	Change (%)
Revenues	$4,583.0	$4,216.0	9%
Comparable Store Sales Growth (1)	6%	4%
Change in Transactions	3%	0%
Change in Ticket	3%	4%
Store Count	15,188	14,767	3%
(1) Includes only Starbucks® company-operated stores open 13 months or longer. The results from Siren Retail operations are not reflected in comparable store sales.

China Supplemental Data

	Quarter Ended
($ in millions)	Dec 29, 2019	Dec 30, 2018	Change (%)
Revenues	$745.0	$657.7	13%
Comparable Store Sales Growth (1)	3%	0%
Change in Transactions	1%	(2)%
Change in Ticket	2%	2%
Store Count	4,292	3,685	16%
(1) Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude the effect of fluctuations in foreign currency exchange rates and Siren Retail stores.

Store Data

	Net stores opened/(closed) and transferred during the period
	Quarter Ended		Stores open as of
	Dec 29, 2019	Dec 30, 2018	Dec 29, 2019	Dec 30, 2018
Americas:
Company-operated stores	46	87	10,020	9,777
Licensed stores	90	106	8,183	7,876
Total Americas	136	193	18,203	17,653
International:
Company-operated stores	199	188	6,059	5,839
Licensed stores	204	172	7,533	6,373
Total International	403	360	13,592	12,212
Corporate and Other (1):
Licensed stores	—	(12)	—	—
Total Corporate and Other	—	(12)	—	—

Total Company	539	541	31,795	29,865
(1) Corporate and Other store data includes the closure of 12 Teavana® retail stores in the first quarter of fiscal 2019.

Non-GAAP Disclosure

In addition to the GAAP results provided in this release, the company provides certain non-GAAP financial measures that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States. Our non-GAAP financial measures of non-GAAP G&A, non-GAAP operating income, non-GAAP operating income growth, non-GAAP operating margin, non-GAAP effective tax rate and non-GAAP EPS exclude the below-listed items and their related tax impacts, as they do not contribute to a meaningful evaluation of the company's future operating performance or comparisons to the company's past operating performance. The GAAP measures most directly comparable to non-GAAP G&A, non-GAAP operating income, non-GAAP operating income growth, non-GAAP operating margin, non-GAAP effective tax rate and non-GAAP EPS are general and administrative expenses, operating income, operating income growth, operating margin, effective tax rate and diluted net earnings per share, respectively.

Non-GAAP Exclusion	Rationale
Restructuring, impairment and optimization costs	Management excludes restructuring charges and business process optimization costs related to U.S., International and other business units. Additionally, management excludes expenses related to divesting certain lower-margin businesses and assets, such as closure of certain company-operated stores. Management excludes these items for reasons discussed above. These expenses are anticipated to be completed within a finite period of time.
Transaction and integration-related costs	Management excludes transaction and integration costs and amortization of the acquired intangible assets for reasons discussed above. Additionally, the majority of these costs will be recognized over a finite period of time.
2018 U.S. stock award	Management excludes the incremental stock-based compensation award granted in the third quarter of fiscal 2018 for reasons discussed above.
Nestlé transaction and integration-related costs	Management excludes the transaction and integration-related costs related to the Global Coffee Alliance with Nestlé (inclusive of incremental costs to grow and develop the alliance) for reasons discussed above.
Other tax matters	On December 22, 2017, the Tax Cuts and Jobs Act was signed into U.S. law. Management excludes the estimated transition tax on undistributed foreign earnings, the impacts of estimated incremental foreign withholding taxes on expected repatriated earnings and the re–measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate for reasons discussed above.

Non-GAAP G&A, non-GAAP operating income, non-GAAP operating income growth, non-GAAP operating margin, non-GAAP effective tax rate and non-GAAP EPS may have limitations as analytical tools. These measures should not be considered in isolation or as a substitute for analysis of the company's results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than the company does, limiting the usefulness of those measures for comparative purposes.

STARBUCKS CORPORATION
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited)

($ in millions)	Quarter Ended
Consolidated	Dec 29, 2019	Dec 30, 2018	Change
General and administrative expenses, as reported (GAAP)	$434.2	$448.0	(3.1)%
Restructuring, impairment and optimization costs (1)	(0.8)	(6.4)
International transaction and integration-related items (2)	(2.5)	(2.9)
2018 U.S. stock award (3)	—	(23.1)
Nestlé transaction and integration-related costs	(0.3)	(0.5)
Non-GAAP G&A	$430.6	$415.1	3.7%
Non-GAAP G&A as a % of total net revenues (4)	6.1%	6.3%

Operating income, as reported (GAAP)	$1,219.8	$1,015.7	20.1%
Restructuring, impairment and optimization costs (1)	7.1	48.8
International transaction and integration-related items (2)	58.9	60.3
2018 U.S. stock award (3)	—	23.1
Nestlé transaction and integration-related costs	5.6	5.8
Non-GAAP operating income	$1,291.4	$1,153.7	11.9%

Operating margin, as reported (GAAP)	17.2%	15.3%	190 bps
Restructuring, impairment and optimization costs (1)	0.1	0.7
International transaction and integration-related items (2)	0.8	0.9
2018 U.S. stock award (3)	—	0.4
Nestlé transaction and integration-related costs	0.1	0.1
Non-GAAP operating margin	18.2%	17.4%	80 bps

Diluted net earnings per share, as reported (GAAP)	$0.74	$0.61	21.3%
Restructuring, impairment and optimization costs (1)	0.01	0.04
International transaction and integration-related items (2)	0.05	0.05
2018 U.S. stock award (3)	—	0.02
Nestlé transaction and integration-related costs	0.01	—
Other tax matters (5)	—	0.06
Income tax effect on Non-GAAP adjustments (6)	(0.02)	(0.03)
Non-GAAP EPS	$0.79	$0.75	5.3%
(1)Represents costs associated with our restructuring efforts, primarily severance and asset impairments related to certain company-operated store closures, as well as business process optimization costs, largely consulting fees.
(2)Includes transaction costs for the acquisition of our East China joint venture and the divestitures of our Taiwan joint venture; ongoing amortization expense of acquired intangible assets associated with the acquisition of East China and Starbucks Japan; and the related post-acquisition integration costs, such as incremental information technology and compensation-related costs.
(3)Represents incremental stock-based compensation award for U.S. partners (employees).
(4)Non-GAAP G&A as a percentage of total net revenues for the first quarter of fiscal 2020 was 6.1%. Non-GAAP G&A as a percentage of total net revenues for fiscal years 2019 and 2018 was 6.5% and 6.4%, respectively. Refer to the Starbucks Investor Relations website for additional information regarding historical non-GAAP information.
(5)Represents the estimated impact of the U.S. Tax Cuts and Jobs Act, specifically the transition tax on undistributed foreign earnings, estimated incremental foreign withholding taxes on expected repatriated earnings and the re-measurement of deferred taxes.
(6)Adjustments were determined based on the nature of the underlying items and their relevant jurisdictional tax rates.

Q1 QTD FY20 NON-GAAP DISCLOSURE DETAILS
(Pretax $ in millions and USD)

Q1 QTD FY20	Americas	International		Channel Development	Corporate and Other			Consolidated
Statement of Earnings Line Item	Restructuring, Impairment and Optimization Costs	International Transaction and Integration Costs	Restructuring, Impairment and Optimization Costs	Nestlé Transaction and Integration-Related Costs	International Transaction and Integration Costs	Nestlé Transaction and Integration-Related Costs	Restructuring, Impairment & Optimization Costs	Total Non-GAAP Adjustment
Net revenue
Cost of sales
Store operating expenses		3.3						3.3
Other operating expenses				5.3				5.3
Depreciation and amortization expenses		53.1						53.1
General and administrative expenses		2.4	0.7		0.1	0.3	0.1	3.6
Restructuring and impairments	5.2		0.8				0.3	6.3
Income from equity investees
Total impact to operating income	(5.2)	(58.8)	(1.5)	(5.3)	(0.1)	(0.3)	(0.4)	(71.6)

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